SES and Aker Solutions Announce Engineering Agreement

Collaboration will further augment SES’ engineering infrastructure

HOUSTON, Texas/ Oslo, Norway, July 10, 2008 – Synthesis Energy Systems, Inc. (“SES”) (NASDAQ: SYMX), a global industrial gasification company and Aker Solutions US Inc., a U.S. based subsidiary of Aker Solutions ASA (OSL: AKSO) announced today they have entered into an engineering agreement.

“Aker Solutions’ expertise in the gasification and chemicals industries is suited to assist with SES’ strategy to build, own and operate coal-to-chemicals plants serving the industrial customer segment worldwide,” said Tim Vail, SES’ President and CEO.  “Drawing on Aker Solutions’ global footprint and vast engineering capabilities will strengthen our internal staff and provide access to resources for SES to capitalize on the demand for the continued development of U-GAS® projects.”

Glyn Rodgers, president of Aker Solutions US Inc., commented, “The addition of Aker Solutions’ specialist talent and resources will assist SES’ ongoing objective to develop and build projects on time and within budget.  We look forward to working with SES at the forefront of the coal gasification industry.”

About Synthesis Energy Systems, Inc.
SES is an energy and technology company that builds, owns and operates coal gasification plants that utilize its proprietary U-GAS® fluidized bed gasification technology to convert low rank coal and coal wastes into higher value energy products, such as transportation fuel and ammonia.  The U-GAS® technology, which SES licenses from the Gas Technology Institute, gasifies coal without many of the harmful emissions normally associated with coal combustion plants.  The primary advantages of U-GAS® relative to other gasification technologies are (a) greater fuel flexibility provided by our ability to use all ranks of coal (including low rank, high ash and high moisture coals, which are significantly cheaper than higher grade coals), many coal waste products and biomass feed stocks; and (b) our ability to operate efficiently on a smaller scale, which enables us to construct plants more quickly, at a lower capital cost, and, in many cases, in closer proximity to coal sources. SES currently has offices in Houston, Texas and Shanghai, China.  For more information on SES, visit www.synthesisenergy.com or call (713) 579-0600.

About Aker Solutions ASA

Aker Solutions ASA, through its subsidiaries and affiliates ("Aker Solutions"), is a leading global provider of engineering and construction services, technology products and integrated solutions. Aker Solutions' business serves several industries, including oil & gas, refining & chemicals, mining & metals and power generation. The Aker Solutions group is organised in a number of separate legal entities. Aker Solutions is used as the common brand/trademark for most of these entities.

Aker Solutions' parent company is Aker Solutions ASA.  Aker Solutions has aggregated annual revenues of approximately NOK 58 billion and employs approximately 24 000 people in about 30 countries.

Aker Solutions is part of Aker (www.akerasa.com), a group of premier companies with a focus on energy, maritime and marine resource industries. The Aker companies share a common set of values and a long tradition of industrial innovation. As an industrial owner controlling 40.27 percent of the shares in Aker Solutions through Aker Holding AS, Aker ASA takes an active role in the development of Aker Solutions.

ENDS

For further information, please contact:

Media:
Kim Corbin, Communications Manager, Aker Solutions. Tel: +1 713 270 2422, Mob: +1 304 380 6601

Investor relations:
Ann Tanabe, Vice President of Investor Relations, Synthesis Energy Systems, Inc. Tel: +1 713 579-0600 Email: Ann.tanabe@synthesisenergy.com

Lasse Torkildsen, SVP Investor Relations, Aker Solutions. Tel: +47 67 51 30 39, Mob: +47 911 37 194

Suppliers:
For further information about sourcing and potential subcontracts for this project, please contact: Rodger Liang, VP Supply Management, Process & Construction, Aker Solutions, Tel:  +86 10 640 966 36

Career opportunities:
Visit http://www.akersolutions.com/Internet/CareerCentre

Forward Looking Statements
The matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. When used in this press release, the words “expects," "will" and similar expressions identify certain of such forward-looking statements.  Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein.  These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company's control.  These include, but are not limited to, risks and uncertainties associated with: our early stage of development, the success of our development projects with industry partners, the limited history and viability of our technology, our results of operation in foreign countries, our ability to maintain production from our first plant in its Hai Hua project and the sufficiency of our internal controls.  The Company cautions that the foregoing factors are not exclusive.  The Company assumes no obligation to update the information contained in this press release.

This press release may include forward-looking information or statements and is subject to our disclaimer, see www.akersolutions.com.